Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the December 31, 2017 Quarter and Year

Company Release – 01/25/2018

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended December 31, 2017 of $1.7 million, or $0.19 per diluted share, compared to $1.7 million, or $0.19 per diluted share, for the three months ended December 31, 2016. Net income for the year ended December 31, 2017 was $7.9 million, or $0.86 per diluted share, compared to $6.3 million, or $0.69 per diluted share, for the year ended December 31, 2016. In December 2017, the Bank recorded a one-time charge to reduce the carrying value of its deferred tax assets by $2.0 million due to the Tax Cuts and Jobs Act. During the fourth quarter, the Company sold the remaining balance of its equity portfolio and approximately $30.6 million in state and municipal securities that generated gains of $3.5 million.

David P. Mansfield, Chief Executive Officer, said, “2017 was an extraordinary year of growth for The Provident Bank. By staying true to our focus on commercial lending with a high-level of service, we grew our commercial and industrial (C&I) loan portfolio by 45%. The C&I portfolio now represents 32% of total loans, up from 26% at the prior year-end. The success of our business model was further validated by American Banker in their 2017 ranking of banks by C&I loans and leases. The Provident achieved the rank of the tenth largest C&I loan portfolio for banks with less than $1 billion in assets, up from our rank of thirty in 2016. This represents the seventh highest growth rate in the C&I category nationwide. We look forward to continued C&I growth in 2018.”

Net interest and dividend income before provision for loan losses increased by $1.8 million, or 26.4%, compared to the three months ended December 31, 2016 and increased by $5.9 million, or 22.8%, compared to year ended December 31, 2016. The growth in net interest and dividend income this quarter over the prior year’s fourth quarter is primarily the result of an increase in our average interest earning assets of $124.7 million, or 17.0%, and an increase in net interest margin of 30 basis points to 3.98%. The growth in net interest income for the year ended December 31, 2017 compared to the same period in 2016 is primarily the result of an increase in average interest earning assets of $107.1 million or 15.0% and an increase of the net interest margin of 25 basis points to 3.90%.

Provisions for loan losses of $462,000 were booked for the three months ended December 31, 2017 compared to $219,000 for the same period in 2016. For the year ended December 31, 2017 $2.9 million of provisions were recognized compared to $703,000 for the year ended December 31, 2016. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.30% as of December 31, 2017 compared to 1.36% as of December 31, 2016. The allowance for loan losses as a percentage of non-performing loans was 108.02% as of December 31, 2017 compared to 542.98% as of December 31, 2016. Non-performing assets were $9.0 million, or 1.00% of total assets as of December 31, 2017 compared to $1.6 million, or 0.20% of total assets as of December 31, 2016. The non-performing assets at December 31, 2017 consist primarily of two loan relationships. The relationships were evaluated for impairment and charge-offs of $1.5 million have been recorded.

Noninterest income increased $3.3 million, or 283.5% to $4.5 million for the three months ended December 31, 2017 compared to $1.2 million for the three months ended December 31, 2016. For the year ended December 31, 2017, noninterest income increased $5.5 million, or 124.5%, to $10.0 million compared to $4.4 million for the year ended December 31, 2016. The increase in both periods is primarily due to increased gains on sales of securities. The gains on sales of securities primarily consisted of $2.9 million from equity securities and $850,000 from state and municipal for the three months ended December 31, 2017 and $5.0 million from equity securities and $1.1 million from state and municipal securities for the year ended December 31, 2017. Effective January 2018, the Company is adopting ASU (Accounting Standards Update) No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): “Recognition and Measurement of Financial Assets and Financial Liabilities.” This standard will require us to measure our equity investments at fair value with changes in fair value recognized in net income. The Company evaluated the pronouncement and decided to divest from its equity securities portfolio to reduce potential volatility within the Company’s earnings performance.

Noninterest expense increased $1.1 million, or 20.5%, to $6.3 million for the three months ended December 31, 2017 compared to $5.3 million for the three months ended December 31, 2016. For the year ended December 31, 2017, noninterest expense increased $3.3 million, or 16.0%, to $23.7 million compared to $20.5 million for the year ended December 31, 2016. The primary reason for the increase in both periods was salary expense. The increase of $641,000, or 19.1%, for the three months ended December 31, 2017 in salary and employee benefits was due to a higher number of employees. The increase of $2.5 million, or 19.3%, for the year ended December 31, 2017 was due to a full year’s expense of the Company’s 2016 Equity Incentive Plan as well as a higher number of employees. Total equity award expense for 2017 was $926,000 compared to $114,000 in 2016.

Income tax expense increased $3.8 million, or 516.2%, to $4.5 million for the three months ended December 31, 2017 compared to $730,000 for the three months ended December 31, 2016. For the year ended December 31, 2017, income tax expense increased $4.4 million, or 145.2%, to $7.4 million, reflecting an effective tax rate of 48.4%, compared to $3.0 million for the year ended December 31, 2016, reflecting an effective tax rate of 32.3%. Excluding the effect of the $2.0 million tax adjustment due to the Tax Cuts and Jobs Act, the Company’s effective tax rate was 35.0% in fiscal 2017. The tax change is subject to continued evaluation and adjustment in future periods.

As of December 31, 2017, total assets have increased $106.7 million, or 13.4%, to $902.3 million compared to $795.5 million at December 31, 2016. The primary reason for the increase is due to net loans with an increase of $117.7 million, or 18.9%. The increase in net loans was due to an increase in commercial loans of $74.1 million, or 44.6%, an increase in commercial real estate loans of $35.4 million, or 10.5%, an increase in consumer loans of $11.3 million, or 182.8%, and an increase in construction and development loans of $7.8 million, or 15.9%. The increase was partially offset by a decrease in investments in available-for-sale securities of $56.4 million, or 47.9%. During the fourth quarter, the Company sold $30.6 million of state and municipal securities and $9.8 million of equity securities. The sale of the state and municipal securities was done to reduce our concentration within this category. The divesture resulted in a 34% concentration of the portfolio as compared to 47% of the portfolio prior to sale.

Total liabilities increased $100.1 million, or 14.6%, due to increased deposits. Deposits were $750.1 million as of December 31, 2017 representing an increase of $122.1 million, or 19.4%, compared to December 31, 2016. The primary reason for the increase in deposits was due to an increase of $80.4 million, or 55.3%, in money market deposits, an increase of $28.7 million, or 10.2%, in NOW and demand deposits, and an increase in time deposits of $11.3 million, or 12.5%. Borrowings decreased $23.0 million, or 46.2%, as the Company was able to reduce borrowings as a result of our increase in deposits.

As of December 31, 2017, shareholders’ equity was $115.8 million compared to $109.1 million at December 31, 2016 representing an increase of $6.6 million, or 6.1%. The increase is primarily due to net income of $7.9 million for the year.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.1% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank is an innovative, commercial bank that finds solutions for our business clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	December 31,	December 31,
(In thousands)	2017	2016
	(unaudited)
Assets
Cash and due from banks	$10,326	$7,939
Interest-bearing demand deposits with other banks	37,363	2,637
Money market mutual funds	-	129
Cash and cash equivalents	47,689	10,705
Investments in available-for-sale securities (at fair value)	61,429	117,867
Federal Home Loan Bank stock, at cost	1,854	2,787
Loans, net	742,138	624,425
Assets held-for-sale	3,286	-
Bank owned life insurance	25,540	19,395
Premises and equipment, net	10,981	11,587
Accrued interest receivable	2,345	2,320
Deferred tax asset, net	4,920	4,913
Other assets	2,083	1,544
Total assets	$902,265	$795,543

Liabilities and Equity
Deposits:
Noninterest-bearing	$186,222	$158,075
Interest-bearing	563,835	469,907
Total deposits	750,057	627,982
Federal Home Loan Bank advances	26,841	49,858
Other liabilities	9,590	8,554
Total liabilities	786,488	686,394
Shareholders' equity:
Preferred stock; authorized 50,000 shares: no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,657,319 shares issued, 9,628,496 shares outstanding at December 31, 2017 and 9,652,448 issued and outstanding at December 31, 2016	-	-
Additional paid-in capital	44,592	43,393
Retained earnings	74,144	66,229
Accumulated other comprehensive income	492	2,622
Unearned compensation - ESOP	(2,857)	(3,095)
Treasury stock: 28,823 shares at December 31, 2017	(594)	-
Total shareholders' equity	115,777	109,149
Total liabilities and shareholders' equity	$902,265	$795,543

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$8,963	$6,688	$32,510	$25,549
Interest and dividends on securities	575	763	3,172	3,312
Interest on interest-bearing deposits	77	11	100	33
Total interest and dividend income	9,615	7,462	35,782	28,894
Interest expense:
Interest on deposits	913	540	2,944	2,163
Interest on Federal Home Loan Bank advances	149	154	782	622
Total interest expense	1,062	694	3,726	2,785
Net interest and dividend income	8,553	6,768	32,056	26,109
Provision for loan losses	462	219	2,929	703
Net interest and dividend income after provision for loan losses	8,091	6,549	29,127	25,406
Noninterest income:
Customer service fees on deposit accounts	342	338	1,406	1,274
Service charges and fees - other	434	484	1,905	1,777
Gain on sale of securities, net	3,521	215	5,912	690
Bank owned life insurance income	178	142	645	602
Other income (expense)	12	(9)	87	92
Total noninterest income	4,487	1,170	9,955	4,435
Noninterest expense:
Salaries and employee benefits	3,998	3,357	15,344	12,857
Occupancy expense	507	354	1,839	1,548
Equipment expense	131	160	587	631
FDIC assessment	93	30	309	323
Data processing	198	171	741	662
Marketing expense	69	71	300	249
Professional fees	280	212	936	1,088
Directors' fees	174	124	607	351
Other	889	782	3,086	2,768
Total noninterest expense	6,339	5,261	23,749	20,477
Income before income tax expense	6,239	2,458	15,333	9,364
Income tax expense	4,498	730	7,418	3,025
Net income	$1,741	$1,728	$7,915	$6,339

Income per share:
Basic	$0.19	$0.19	$0.86	$0.69
Diluted	$0.19	$0.19	$0.86	$0.69

Weighted Average Shares:
Basic	9,208,854	9,185,285	9,199,274	9,176,384
Diluted	9,257,702	9,185,285	9,199,887	9,176,384

Provident Bancorp, Inc.

Selected Financial Ratios

	For the three		For the
	months ended		year ended
	December 31,		December 31,
	2017	2016	2017	2016
(unaudited)
Performance Ratios:
Return on average assets (1)	0.77%	0.89%	0.91%	0.84%
Return on average equity (1)	5.92%	6.35%	6.84%	5.98%
Interest rate spread (1) (3)	3.77%	3.50%	3.71%	3.47%
Net interest margin (1) (4)	3.98%	3.68%	3.90%	3.65%
Non-interest expense to average assets (1)	2.79%	2.71%	2.74%	2.71%
Efficiency ratio (5)	66.59%	68.12%	65.79%	68.59%
Average interest-earning assets to average interest-bearing liabilities	143.17%	148.45%	142.10%	147.58%
Average equity to average assets	12.96%	14.02%	13.32%	14.06%

	At	At
	December 31,	December 31,
(unaudited)	2017	2016
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.30%	1.36%
Allowance for loan losses as a percent of non-performing loans	108.02%	542.98%
Non-performing loans as a percent of total loans (2)	1.20%	0.25%
Non-performing loans as a percent of total assets	1.00%	0.20%
Non-performing assets as a percent of total assets (6)	1.00%	0.20%

(1)	Annualized for the three months periods.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.